Exhibit 99.1
DAWSON GEOPHYSICAL TO PRESENT AT DAHLMAN ROSE & COMPANY ENERGY SUPPLY CHAIN CONFERENCE
MIDLAND, Texas, March 7/ PRNewswire-FirstCall/- Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) is scheduled to present at the Energy Supply Chain Conference hosted by Dahlman Rose & Co. on Wednesday, March 12, beginning at 9:30 a.m. Eastern time in New York, and Thursday, March 13, beginning at 11:30 a.m. Eastern time in Boston. A live webcast of both presentations can be accessed at http://www.dawson3d.com and will be archived on the Company’s web site for 30 days. The live presentations will also be available and archived for 30 days at http://www.wsn.com/webcast/dahlman/dwsn/. During these presentations, Mr. Jumper will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in the Company’s earnings release for first quarter 2008, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 6, 2008, which is available on the Company’s web site.
About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, high fixed cost of operations, weather interruptions, the ability to obtain land access rights of way, industry competition, the ability to manage growth, and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2007. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.